EXHIBIT 10.3
AMENDMENT NO. 8
TO
CREDIT AGREEMENT
     THIS AMENDMENT NO. 8 is entered into effective as of the 28th day of June, 2006, by and between WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”) and M&I MARSHALL & ILSLEY BANK, a banking corporation organized and existing under the laws of Wisconsin (“Bank”).
     WHEREAS, Borrower and the Bank have entered into that certain Credit and Security Agreement dated as of June 30, 2003, as amended (the “Credit Agreement”) pursuant to which Bank has agreed to provide a revolving credit facility to Borrower on the terms and conditions contained therein; and
     WHEREAS, Borrower and Bank desire to amend certain provisions of the Credit Agreement.
     NOW, THEREFORE, Bank and Borrower hereby agree as follows:
     1. Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.
     2. Definition Changes and Additions. Section 1.1 of the Credit Agreement is hereby amended as follows:
(a) The definition of “Borrowing Base” set forth in Section 1.1 is hereby amended by deleting the figure “$1,500,000” set forth in clause b.(ii)(b) thereof and replacing the same with the figure “$2,250,000”.
(b) The definition of “Maximum Line” set forth in Section 1.1 is hereby amended by deleting the figure “$2,500,000.00” set forth in said definition and replacing the same with the figure “$4,000,000.00”.
(c) The definition of “Maturity Date” as set forth in Section 1.1 of the Credit Agreement is hereby amended by deleting the date “June 30, 2006,” and replacing it with the date “June 29, 2007.”
(d) A new definition of “LIBOR Rate” is hereby added to Section 1.1, reading as follows: “LIBOR Rate” means the annual rate equal to the sum of (i) the annual rate obtained by dividing (a) the rate determined by the Lender to be the average rate on which U.S. dollar deposits are offered to the Lender at or about 10:00 a.m. (Minneapolis time) by major banks in the London interbank market two Eurodollar Business Days before the first day of the applicable Interest Period in an amount approximately equal to the amount for which a LIBOR Rate quotation has been requested and maturing at the end of such Interest Period, by (b) a percentage equal to 100% minus the Federal Reserve System reserve requirement (expressed as a percentage) applicable to such deposits, and (ii) two and one-half percent (2.50%).

(e) A new definition of “Interest Period” is hereby added to Section 1.1, reading as follows: “Interest Period” means a period of one month beginning on the first Banking Day of each calendar month; provided, however, that no Interest Period shall end after the Maturity Date.
     3. Interest. Section 2.6 (a) of the Credit Agreement is hereby amended by deleting said Section in its entirety and replacing the same with the following:
“(a) Note. Except as set forth in Sections 2.6(b), 2.6(c) and 2.6(d), the outstanding principal balance of the Revolving Note shall bear interest at the LIBOR Rate, the outstanding principal balance of each Term Note shall bear interest at the Floating Rate or at the Fixed Rate, as elected by the Borrower at the time of execution of each such Term Note.”
     4. Revolving Note. The Credit Agreement is hereby amended by attaching thereto as Exhibit A the form of Revolving Note attached hereto as Exhibit A.
     5. Miscellaneous. Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect, with no other modification or waiver. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Wisconsin. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement. The Borrower hereby restates and reaffirms its obligation under the Credit Agreement to pay on demand all costs and expenses, including (without limitation) attorneys’ fees, incurred by the Lender in connection with the Obligations, this Amendment, the Loan Documents, and any other document or agreement related hereto, and the transactions contemplated hereby.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 8 to Credit Agreement to be executed as of the day and year first written above.

M&I Marshall & Ilsley Bank		Winland Electronics, Inc.

By	/s/ Doug Pudvah	By	/s/ Brian D. Lawrence

	Doug Pudvah		Brian D. Lawrence
	Its Vice President		Its Chief Financial Officer

By	/s/ John Howard
John Howard
Its Senior Vice President

AMENDED AND RESTATED
REVOLVING NOTE

$4,000,000	Minneapolis, Minnesota
June 28, 2006
     For value received, the undersigned, WINLAND ELECTRONICS, INC., a Minnesota corporation (the “Borrower”), hereby promises to pay on the Termination Date under the Credit Agreement (defined below), to the order of M&I MARSHALL & ILSLEY BANK, a Wisconsin banking corporation (the “Lender”), at its office in Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Million and 00/100 Dollars ($4,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement (defined below) together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated June 30, 2003, as amended (as the same may hereafter be amended, supplemented or restated from time to time, the “Credit Agreement”) by and between the Lender and the Borrower. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement. This Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements. This Note is issued and accepted not in payment or satisfaction, but as an amendment and restatement of that certain Note dated June 30, 2003 executed by the Borrower and payable to the order of the Lender in the maximum principal amount of $2,500,000.00.
     The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

WINLAND ELECTRONICS, INC.

By	/s/ Brian D. Lawrence
Brian D. Lawrence
Its: Chief Financial Officer